SUB-ITEM 77M:  Mergers

Pursuant to the
Securities Act of
1933, as amended,
and the General
Rules and
Regulations
thereunder, a
Registration
Statement on Form
N-14, SEC File No.
333-194569, was
filed on April 14,
2014. This filing
relates to an
Agreement and
Plan of
Reorganization
whereby Federated
Mortgage Fund
(Surviving Fund), a
portfolio of
Federated Total
Return Series, Inc.,
acquired all of the
assets Huntington
Mortgage Securities
Fund (Acquired
Fund), a portfolio of
The Huntington
Funds, in exchange
for shares of the
Surviving Fund.
Shares of the
Surviving Fund
were distributed on
a pro rata basis to
the shareholders of
the Acquired Fund
in complete
liquidation and
termination of the
Acquired Fund.  As
a result, effective
May 16, 204 each
shareholder of the
Acquired Fund
became the owner
of Surviving Fund
shares having a
total net asset
value equal to the
total net asset
value of his or her
holdings in the
Acquired Fund.

The Agreement and
Plan of
Reorganization
providing for the
transfer of the
assets of the
Acquired Fund to
the Surviving Fund
was approved by
the Board of
Trustees at their
Regular Meeting
held on February
13, 2014 and
March 11, 2014
and was also
approved by
Acquired Fund
shareholders at a
Special Meeting
held on May 16,
2014.

The Agreement and
Plan of
Reorganization for
this merger is
hereby
incorporated by
reference from the
definitive
Prospectus/Proxy
Statement filed
with the SEC on
April 14, 2014.